Exhibit 10.7
WORTHINGTON INDUSTRIES, INC.
DEFERRED PROFIT SHARING PLAN
AMENDMENT FOR
FINAL REGULATIONS UNDER SECTIONS 401(k) AND 401(m)
OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED
ARTICLE I
PREAMBLE
The amendments to the Plan set forth in Article II below are adopted in order to conform the Plan to the provisions of final regulations issued under Section 401(k) and, where necessary, Section 401(m) of the Internal Revenue Code of 1986, as amended that were published in the Federal Register on December 29, 2004. This amendment is intended to constitute good faith compliance with the requirements of the regulations. Unless separately stated, this amendment shall be effective with respect to Plan Years beginning after December 31, 2005.
ARTICLE II
The Plan shall be amended as follows:
1. The following shall be added to the end of Section 9.3(a):
Notwithstanding the foregoing, commencing on and after January 1, 2006, gain or loss shall include the allocable gain or loss for the period between the end of the taxable year and the date of distribution to the Participant to the extent that the Participant would have otherwise received the gain or loss for such period if the Participant’s entire Account were distributed.
2. Subsections 9.3(b) — (g) shall be deleted in their entirety.
3. The following shall be added to Section 15.2:
All IRS approved hardship events shall be available to Participants, including:
(a)	effective for Plan Years commencing on and after January 1, 2006, payment of burial or funeral expenses for the Participant’s deceased parents, spouse, children or dependents [as defined in Code Section 152 and without regard to Code Section 152 (d)(1)(B)]; or

(b)	effective for Plan Years commencing on and after January 1, 2006, expenses for the repair of damage to the Participant’s principal residence that would qualify for the casualty deduction under Section 165 of the Code (determined without regard to whether the loss exceeds the 10% of adjusted gross income requirement).
4. In the first paragraph of Section 19, the phrase “‘successor plan’ within the meaning of Treasury Regulation 1.401(k)-(d)(3)” shall be replaced with “‘alternative defined contribution plan’ [as defined in Treasury Regulation 1.401(k)-1(d)(4)].”
5. The following shall be added to the definition of 401(k) Contribution in Section 25:
Except for occasional, bona fide administrative considerations, the deferral of 401(k) Contributions cannot precede the performance of services with respect to which the contributions are made, or when the compensation subject to the deferral is paid, if earlier (such as in the case of a signing bonus). In addition, a 401(k) Contribution can only be made with respect to amounts that are not currently available to the Participant on the date of the election.
     IN WITNESS WHEREOF, this amendment shall be effective as of the dates set forth above.

WORTHINGTON INDUSTRIES, INC.
By:	/s/ Dale T. Brinkman
Name (Print): Dale T. Brinkman
	Title:	Vice President & Secretary

Date: 12/28/06

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